                                                                EXHIBIT 10.17
                             PURCHASE AGREEMENT

This Purchase Agreement (the "Agreement"), dated as of December 7, 2000, is made among priNexus, Inc., a Delaware corporation (the "Purchaser"), Matt-One Holding Corporation, a Delaware corporation ("Matt-One"), Tukaiz Litho, Inc., an Illinois corporation ("Litho", and collectively with Matt-One, the "Sellers" or each individually a "Seller") and Tukaiz Communications, L.L.C., an Illinois limited liability company (the "Company").

                               R E C I T A L S

WHEREAS, the Sellers own beneficially and of record all of the issued and outstanding membership interests of the Company (the "Company Membership Interests").

WHEREAS, the Purchaser desires to purchase and the Sellers desire to sell, the Company Membership Interests.

NOW, THEREFORE, in consideration of the foregoing, the agreements hereafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


ARTICLE 1.  PURCHASE AND SALE OF COMPANY MEMBERSHIP INTERESTS.

1.1  Agreement to Purchase and Sell.  On the Closing Date (as defined in
Section 2.1) and upon the terms and subject to the conditions set forth in this Agreement, the Sellers will sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser will accept and purchase from the Sellers, the Company Membership Interests, free and clear of all liens, charges, pledges, security interests, claims and encumbrances whatsoever ("Liens").

1.2  Purchase Price; Allocation of Purchase Price.

(a) On the Closing Date, the Purchaser will deliver or cause to be delivered, as consideration for the sale of the Company Membership Interests, an amount equal to $31,086,470 (the "Purchase Price"). Subject to the Indebtedness Adjustment (as defined below), the Purchase Price will be paid and allocated as follows:

(i)  to Matt-One:

$10,041,959 will be paid to Matt-One in immediately available funds;

(ii)  to Litho:

(A) $1,140,000 will be paid to Litho in the form of a Subordinated Promissory Note of the Purchaser, in the form attached hereto as Exhibit A (the "Note"); and

(B)  $5,975,959 will be paid to Litho in immediately available funds;

(C) $1,500,000 will be paid to Litho by the tranfer of the ownership of the buildings located at 2950 Hart Drive, Franklin Park, Illinois 60131 in accordance with the terms of the Real Estate Transfer Agreement (as defined below);

(iii) up to $5,500,000 will be paid to satisfy the principal amount outstanding under a subordinated note of the Company held by Venetian Investment Corporation (the "Venetian Note");

 (iv) up to $3,069,138 will be paid to satisfy the principal amount outstanding under two notes of the Company held by Venetian Investment Corporation (the "Venetian Additional Notes"); and

(v) up to $3,859,414 will be allocated to the indebtedness of the Company outstanding on the Closing Date (the "Company Indebtedness"). The Purchaser will have the option to satisfy the Company Indebtedness at Closing.

(b) If (i) the amount paid at Closing to satisfy the principal amount of the Venetian Additional Notes is less than $3,069,138 or (ii) the Company Indebtedness outstanding on the Closing Date is less than $3,859,414 (exclusive of Company Indebtedness incurred between September 30, 2000 and the Closing Date to fund the purchase of capital equipment that was approved in advance by the Purchaser), the aggregate difference will be paid to the Sellers at Closing, as follows: (1) for Matt-One, 50% of any such amount will be added to the amount to be paid to Matt-One pursuant to clause (a)(i) above, and (2) for Litho, 50% of any such amount will be added to the amount to be paid to Litho in cash pursuant to clause (a)(ii)(B) above.

(c) If (i) the amount paid at Closing to satisfy the principal amount of the Venetian Note is more than $5,500,000, (ii) the amount paid at Closing to satisfy the principal amount of the Venetian Additional Notes is more than $3,069,138, or (iii) the Company Indebtedness outstanding on the Closing Date is more than $3,859,414 (exclusive of Company Indebtedness incurred between September 30, 2000 and the Closing Date to fund the purchase of capital equipment that was approved in advance by the Purchaser), the aggregate difference will be subtracted from the Purchase Price as follows: (1) for Matt-One, 50% of any such amount will be subtracted from the amount to be paid to Matt-One pursuant to clause (a)(i) above, and (2) for Litho, 50% of any such amount will be subtracted from the amount to be paid to Litho in cash pursuant to clause (a)(ii)(B) above (any adjustment under this paragraph or paragraph (b) above, the "Indebtedness Adjustment").

1.3  Audit of Closing Date Working Capital; Purchase Price Adjustment.    As
promptly as practicable after the Closing Date (but in no event later than 60 days after the Closing Date), the Purchaser will deliver to the Sellers a statement of the Net Current Assets (as hereinafter defined) of the Company as of the Closing Date (the "Closing Working Capital Statement"). The Closing Working Capital Statement will be prepared in accordance with United States generally accepted accounting principles ("GAAP"), applied consistently with the Financial Statements (as defined in Section 3.3 hereof). The term "Net Current Assets" means the difference between (a) the sum of (1) cash, (2) accounts receivable (net of allowance for doubtful accounts), (3) inventory and (4) pre-paid expenses and other current assets, minus (b) the sum of (1) accounts payable, (2) accrued compensation and benefits and accrued vacation pay and the like, (3) other accrued expenses, and (4) other current liabilities, all in accordance with GAAP applied consistently with the
Financial Statements (as hereinafter defined).   The Closing Working Capital
Statement will not reflect as a current liability (i) amounts not to exceed $138,000 related to medical insurance claims for any period prior to October 1, 1999, (ii) amounts paid or payable by the Company arising from any agreement to purchase capital equipment entered into between September 30, 2000 and the Closing Date that has been approved by the Purchaser or any Company Indebtedness incurred between September 30, 2000 and the Closing Date to fund the purchase of such capital equipment, as referenced in Section 1.2(c)(iii) above, (iii) the current portion of long term debt, or (iv) the current portion of the principal amounts of the Venetian Note or the Additional Venetian Notes. Notwithstanding anything to the contrary in this
Section 1.3, the Closing Working Capital Statement will reflect as a current liability all accrued and unpaid interest on Company Indebtedness.

(a) The Sellers will have 15 days after the delivery of the Closing Working Capital Statement to object to any item or items shown thereon (the "Objection Period"). The Sellers will notify the Purchaser of any objections to the Closing Working Capital Statement, setting forth a description of such objection and the dollar amount of such objection. If the Sellers do not object during the Objection Period, the Closing Working Capital Statement will be conclusive and binding on the parties hereto. If the Sellers object during the Objection Period and the Purchaser and the Sellers are unable to resolve such objections within 15 days after delivery by the Sellers of the Sellers' objections, then all disagreements will be submitted for resolution to an impartial certified public accounting firm of national standing reasonably acceptable to the Purchaser and the Sellers (the "Independent Auditor"), which will be selected as promptly as practicable, but in no event later than 10 days following the expiration of such 15-day period. If the Purchaser and the Sellers cannot agree on the Independent Auditor within the 10-day period, the selection of the Independent Auditor will be made in the following manner: the Purchaser will, within (10) business days after the expiration on the 10 day period set forth above, deliver to the Sellers a list of three (3) nationally recognized certified public accounting firms together with the name of the partner at each firm who will be responsible for handling the firm's engagement (such firm or partners must not have performed services for any of the Purchaser, the Sellers or the Company), from which list the Sellers will select one (1) firm within ten (10) days after their receipt of the Purchaser's list. The Independent Auditor will have up to 30 days after its appointment to resolve the disputes submitted to it. The Closing Working Capital Statement, either as agreed to by the Purchaser and the Sellers or as adjusted by the Independent Auditor pursuant to the preceding sentence, will be final and binding and will be referred to as the "Final Working Capital Statement." The fees and expenses of the Independent Auditor will be shared equally by the Sellers and the Purchaser.

(b) (i) If the Net Current Assets of the Company as shown on the Final Working Capital Statement (the "Closing Net Current Assets Value") is less than Two Million Four Hundred Thousand Dollars ($2,400,000) (the "Minimum Benchmark Net Current Assets Value"), the Sellers will pay to the Purchaser, in immediately available funds, the amount by which the Closing Net Current Assets Value is less than the Minimum Benchmark Net Current Assets Value. Litho and Matt-One will each pay to the Purchaser 50% of the first $200,000 owed to the Purchaser pursuant to this clause (c)(i) and Litho will pay to the Purchaser 100% of such amount in excess of $200,000.

(ii) If the Closing Net Current Assets Value is greater than $3,000,000 (the "Maximum Benchmark Net Current Assets Value"), the Company will pay legal and accounting fees incurred by Litho in connection with the transactions contemplated by this Agreement; provided that:

(A)  Litho will provide the Company with written invoices for all such fees;

(B) the maximum amount of fees that the Company will be obligated to pay will be the lesser of (1) Two Hundred and Fifty Thousand Dollars ($250,000) and (2) the amount by which the Closing Net Current Assets Value is greater than the Maximum Benchmark Net Current Assets Value.

(iii) If the Closing Net Current Assets Value is greater than the Minimum Benchmark Net Current Assets Value but less than the Maximum Benchmark Net Current Assets Value, there will be no adjustment under this Section 1.3.

1.4 Further Assurances. After the Closing (as defined in Section 2.1), the Sellers will from time to time, at the reasonable request of the Purchaser, execute and deliver such other instruments of conveyance and transfer and take such other actions as the Purchaser may reasonably request, in order to more effectively consummate the transactions contemplated hereby and to vest in the Purchaser the right, title and interest in and to the Company Membership Interests; provided that the Purchaser will prepare such additional documents and instruments and will handle any submittal, applications, processing, recording and registrations at the Purchaser's sole expense.

ARTICLE 2.  CLOSING.

2.1 Closing. Consummation of the transactions contemplated hereby (the "Closing") will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New York 10036, at 10:00 a.m., local time, on January 11, 2001, or such other business day that is the first business day following the day on which the last of the conditions set forth in Sections
8.1 and 8.2 is fulfilled or waived, or at such other time and place and on such other date as the Purchaser and the Sellers may agree (the "Closing Date"). The closing of the transactions contemplated by this Agreement will be deemed to be effective as of 12:01 a.m. on the Closing Date.

2.2 Sellers' Closing Deliveries. Subject to the conditions set forth in this Agreement, at the Closing, simultaneous with the Purchaser's deliveries hereunder:

(a) The Sellers will deliver or cause to be delivered to the Purchaser duly executed instruments of assignment as required to transfer the Company Membership Units to the Purchaser, in form and substance reasonably satisfactory to the Purchaser and its counsel. At the Closing, the Company Membership Interests will represent all of the outstanding membership interests of the Company as at the Closing Date.

(b)  The Sellers will deliver or cause to be delivered the following to the
Purchaser:

(i) a certificate of the Secretary of the Company certifying the Articles of Organization and Operating Agreement and all amendments thereto of the Company;
(ii) certificates of the Sellers and the Company certifying as to the matters contemplated by Section 8.2(a);

(iii) an opinion of counsel to the Company, Litho and Frank Defino, Sr. addressed to the Purchaser dated the Closing Date and substantially in the form set forth as Exhibit B-1 attached hereto, and an opinion of counsel to Matt-One and Matthews International Corporation ("Matthews") addressed to the Purchaser dated the Closing Date and substantially in the form set forth as Exhibit B-2 attached hereto, each of which will state that it may be relied upon by any entity providing the Financing, as defined in Section 6.14 below;

(iv) executed copies of the consents referred to in Section 3.9 and evidence reasonably acceptable to the Purchaser of the satisfaction, prior to or simultaneous with the Closing, of the indebtedness described in Section 8.2(d) below;

(v) employment agreements with each of the employees listed on Schedule 2.2(b) (the "Key Employees"), duly executed by the Company and each of the Key Employees (the "Employment Agreements");

(vi) resignations dated the Closing Date from the managers of the Company as requested in writing by the Purchaser prior to the Closing Date;

(vii) a Subscription Agreement (the "Subscription Agreement") in the form annexed hereto as Exhibit C, duly executed by Frank Defino, Sr., whereby Frank Defino, Sr. has made an investment in the amount of $300,000 in the equity of DGI Holdings, L.L.C. (the "LLC"), as required by Section 8.2(f);

(viii) a real estate transfer agreement pursuant to which the Company will transfer to Frank Defino, Sr. (the "Landlord") the buildings located at 2950 Hart Drive, Franklin Park, Illinois 60131 (the "Buildings"), duly executed by the Company and the Landlord, in the form annexed hereto as Exhibit D (the "Real Estate Transfer Agreement");

(ix) a lease of the Buildings, duly executed by the Company and the Landlord, in the form annexed hereto as Exhibit E (the "Lease");

(x) a certificate and affidavit as required by the Foreign Investors Real Property Tax Act, in a form reasonably acceptable to the Purchaser;

(xi) all such other certificates, documents and instruments as Purchaser may reasonably request in connection with the consummation of the transactions contemplated by this Agreement.

2.3 Purchaser's Closing Deliveries. Subject to the conditions set forth in this Agreement, at the Closing, simultaneous with the Sellers' deliveries hereunder, the Purchaser will deliver or cause to be delivered to the Sellers (and in the case of indebtedness of the Company to be repaid in connection with the Closing, the holders of such indebtedness) the following:

(i)  the cash consideration referred to in Section 1.2;

(ii) a certificate of the Secretary of the Purchaser certifying the certificate of incorporation and by-laws and all amendments thereto of the Purchaser;

(iii) a certificate certifying the existence and good standing of the Purchaser issued by the Secretary of State of the state of Delaware as of a recent date;

(iv) a certificate of the Purchaser certifying as to the matters contemplated by Section 8.3(a);

(v)  the Subscription Agreement, duly executed by the LLC;

(vi)  the Note; and

(vii) all such other certificates, documents and instruments as the Sellers may reasonably request in connection with the consummation of the transactions contemplated by the Agreement.

ARTICLE 3.  REPRESENTATIONS AND WARRANTIES BY LITHO.

Litho represents and warrants to the Purchaser as follows:

3.1  Due Formation; Authority; No Violation.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of Illinois and has all requisite limited liability company power and authority to own, lease, operate or otherwise hold its properties and assets and to carry on its business as now being conducted except where the failure to be so existing and in good standing or to have such power and authority would not have a material adverse effect on the business, results of operations, prospects, assets, liabilities or condition (financial or otherwise) of the Company taken as a whole (a "Material Adverse Effect"). The Company is duly qualified or licensed and in good standing as a foreign corporation authorized to do business under the laws of each jurisdiction where the character of the properties owned, leased or used by it or the nature of its activities makes such qualification or licensing necessary. Schedule 3.1(a) sets forth a complete and correct list of all jurisdictions in which the Company is qualified or licensed to do business.
(b) The Company and Litho have the requisite limited liability company or corporate power and authority necessary to execute, deliver and perform their obligations under this Agreement and other agreements and instruments to be executed and delivered by the Company or Litho hereunder or in connection herewith and to carry out their respective obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and the other agreements and instruments to be executed and delivered by the Company hereunder or in connection herewith and the consummation of the transactions contemplated hereby by the Company has been duly authorized by all necessary limited liability company action required on the part of the Company. This Agreement and the other agreements and instruments to be executed and delivered by the Company and Litho hereunder or in connection herewith have been duly and validly executed and delivered by the Company or Litho and constitute the valid and legally binding obligations of the Company or Litho, enforceable against the Company or Litho in accordance with their respective terms, except to the extent that (i) enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or limiting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other similar person before which any proceeding therefor may be brought.

(c) Except as set forth in Schedule 3.1(c) hereto, the execution and delivery by the Company and Litho of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) conflict with or result in a breach of any provision of the Articles of Organization and the Operating Agreement of the Company or the Articles of Incorporation and the By-laws of Litho; (ii) violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to a right of termination, cancellation, modification or acceleration of the performance required by or a loss of a benefit under, any note, bond, mortgage, indenture, deed of trust, real property lease or other material lease to which the Company or Litho is a party or by which its properties are bound or affected; (iii) violate any order, judgment, writ, injunction, decree, statute, rule or regulation (each, an "Order") applicable to the Company or Litho, or by which any of their properties are bound or affected; or (iv) result in the creation of any Lien.

3.2 Ownership of Membership Interests; Title; Articles of Organization; Subsidiaries.

(a) Litho is the sole owner and beneficial holder of record of 50% of the Company Membership Interests, which ownership is free and clear of all Liens, and such Company Membership Interests represent 50% of all of the issued and outstanding membership interests of the Company. Except as set forth in
Schedule 3.2(a), Litho is not a party to any agreement creating rights with respect to the Company Membership Interests held by Litho in any person other than Litho and Litho has the full power and legal right to sell, assign, transfer and deliver the Company Membership Interests held by Litho. Litho has not received any notice of any adverse claim to the ownership of any of the Company Membership Interests held by Litho, does not have any reason to know of any such adverse claim that may be justified and is not aware of existing facts that would give rise to any adverse claim to the ownership of the Company Membership Interests held by Litho. On the Closing Date, Litho will have good title to the Company Membership Interests held by Litho, free and clear of all Liens. The transfer of the Company Membership Interests held by Litho pursuant to the provisions of this Agreement will transfer to the Purchaser good title to such Company Membership Interests, free and clear of all Liens, except for those created by the Purchaser.

(b) Except for the Company Membership Interests, there are no membership or limited liability company interests or other equity securities or any security convertible into or exchangeable for any such membership or limited liability company interests or other equity securities of the Company issued and outstanding; except as set forth on Schedule 3.2(b), there are no issued and outstanding options, warrants, or rights to purchase or acquire any membership or limited liability company interests or other equity securities of the Company or any security convertible into or exchangeable for any such membership or limited liability company interests or other equity securities of the Company, and except as set forth on Schedule 3.2(b), there are no contracts, commitments, understandings, arrangements or restrictions by which the Company is bound to issue additional membership or limited liability company interests or other equity securities or options, warrants or rights to purchase or acquire any additional membership or limited liability company interests or other equity securities or any security convertible into or exchangeable for any such membership or limited liability company interests or other equity securities of the Company.

(c) The Company has heretofore delivered to the Purchaser true and complete copies of the Articles of Organization and the Operating Agreement of the Company as in effect on the date hereof. The minute book of the Company accurately reflects all actions taken by the managers required to be taken under the Company's Articles of Organization, Operating Agreement or under applicable law.

(d)  The Company has no subsidiaries.

3.3 Financial Statements. Litho has delivered to the Purchaser copies of (a) the audited balance sheets of the Company as at September 30 in each of the years 1997 through 2000 (the audited balance sheet of the Company as at September 30, 2000 is hereinafter referred to as the "September 30 Balance Sheet"), together with audited statements of operations, equity and cash flows for each of the years then ended, certified by Wolf & Company, for the years 1997 and 1998, and by PricewaterhouseCoopers, for the years 1999 and 2000, whose reports thereon are included therein, (b) an unaudited balance sheet of the Company for each of the three month periods ending December 31, March 31, June 30 and September 30 in each of the years 1999 and 2000 (collectively with the September 30 Balance Sheet, the "Financial Statements"). True and complete copies of the Financial Statements, together with the related auditors reports, have been delivered to the Purchaser. The Financial Statements have been prepared from, are in accordance with and accurately reflect, the books and records of the Company, comply in all material respects with applicable accounting requirements, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be stated in the notes thereto) and fairly present the financial position and the results of operations and cash flows (and changes in financial position, if any) of the Company as of the times and for the periods referred to therein, subject, in the case of unaudited Financial Statements, to normal year-end adjustments.

3.4  Directors, Officers, Employees, Employee Benefit Plans; ERISA.

(a) Schedule 3.4(a) sets forth a true and complete list of (i) the names and current salaries of all officers of the Company, including the Key Employees, and the family relationships, if any, among such persons; (ii) the wage rates for non-salaried and non-executive salaried employees of the Company by classification; and (iii) all group insurance programs in effect for employees of the Company. To the knowledge of Litho and the Company, no officer, Key Employee or group of employees has any plans to terminate employment with the Company as a result of the transactions contemplated hereby or otherwise.

(b) There is no (i) collective bargaining agreement or any other agreement with any labor organization to which the Company is a party applicable to the employees of the Company; (ii) unfair labor practice complaint pending or, to the Company's knowledge, threatened against the Company before the National Labor Relations Board or any other federal, state, local or foreign agency;
(iii) pending or, to the Company's knowledge, threatened, strike, slowdown, work stoppage, lockout or other collective labor action by or with respect to any employees of the Company; or (iv) grievance or unfair dismissal proceedings pending against the Company. Except as set forth on Schedule 3.4(b), there is no (1) claim by employees of the Company alleging discrimination based on race, color, creed, age, sex, sexual orientation, national origin, religion or disability; (2) other pending or threatened claims by employees of the Company, including those based on statute, contract or tort; or (3) pending or, to the Company's knowledge, threatened representation question or union organizing activities with respect to employees of the Company.

(c) Schedule 3.4(c) contains a true and complete list of each pension, profit sharing, retirement, savings, employee ownership, option, incentive, severance, termination, employment, consulting, change in control, fringe benefit, welfare, collective bargaining, bonus, insurance, medical or other employee benefit plan, program, agreement or arrangement, including each "employee benefit plan" as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), sponsored, maintained or contributed to or required to be contributed to by the Company or any trade or business (each, an "ERISA Affiliate"), whether or not incorporated, which together with the Company would be deemed a "single employer" within the meaning of Section 4001 of ERISA, for the benefit of current or former employees (the "Employees") of the Company (each, a "Plan"). The Company does not maintain any Plan that is subject to Title IV of ERISA. Neither the Company nor any ERISA Affiliate have any formal plan or commitment to (i) create any additional Plan, or (ii) materially modify or change any existing Plan. No Plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

(d) True and complete copies of the following documents relating to each Plan, where applicable, have been delivered to the Purchaser: (i) the Plan document, including all amendments thereto; (ii) the most recent summary plan description, summary of material modifications and all material employee communications relating to such Plan; (iii) a copy of the annual report, if required under ERISA, with respect to each such Plan for the last two years, or since inception, if less than two years; (iv) a copy of the actuarial report, if required under ERISA, with respect to each such Plan for the last two years, or since inception, if less than two years; (v) if the Plan is funded through a trust or any other funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof; and (vi) the most recent determination letter received from the Internal Revenue Service with respect to each Plan that is intended to be qualified under section 401 of the Internal Revenue Code of 1986, as from time to time amended (the "Code").

(e) No liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to the Company or an ERISA Affiliate of incurring a liability under such Title.

(f) There are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of, or against, any of the Plans or any trust related thereto.

(g) To the knowledge of Litho or the Company, none of the Company, any of the Plans, any trust created thereunder nor any trustee, fiduciary or administrator thereof have engaged in a transaction or have taken or failed to take any action in connection with which Litho, the Company, any of the Plans, any such trust, any trustee, fiduciary or administrator thereof, or any party dealing with the Plans or any such trust could be subject to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a tax imposed pursuant to section 4975, 4976 or 4980B of the Code in an amount that would be material.

(h) Each of the Plans has been established, operated and administered in accordance with its terms and in material compliance with applicable laws, rules and regulations, including but not limited to ERISA and the Code; provided that for the purposes of this Section 3.4(h), any non-compliance with applicable laws, rules and regulations that could result in any Plans failing to be "qualified" within the meaning of section 401(a) of the Code would be material. All contributions that are required to be made to the Plans have been timely made or have been properly accrued.

(i) Each of the Plans that is intended to be "qualified" within the meaning of section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to its qualification, and to the knowledge of Litho or the Company, no circumstances exist that could result in the disqualification of such Plan.

(j) Except as set forth on Schedule 3.4(j), no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension benefit plan," as that term is defined in section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of the Company, or (iv) benefits, the full cost of which is borne by the current or former employee (or his or her beneficiary).

(k) Schedule 3.4(k) contains a true and complete list of or otherwise describes (i) all employee benefit arrangements to which the Company is a party which contain "change of control," retention bonus or similar provisions and (ii) all severance agreements, arrangements or understandings with employees of the Company (collectively, the "Change of Control Benefit and Severance Arrangements"). True and complete copies or descriptions of all such Change of Control Benefit and Severance Arrangements have been delivered to the Purchaser. No payments will be required to be paid under the Change of Control Benefit and Severance Arrangements as of the Closing Date or as a result of the transactions contemplated by this Agreement. Except as set forth on Schedule 3.4(k), the consummation of the transactions contemplated by this Agreement will not (1) entitle any current or former employee or officer of the Company or any ERISA Affiliate to any severance pay, unemployment compensation or any other payment, or (2) accelerate the time of payment or vesting or increase the amount of compensation due to any employee or officer. No amounts payable under the Plans or any other agreement or arrangement to which the Company is a party will, as a result of the transaction contemplated hereby, fail to be deductible for federal income tax purposes by virtue of section 280G of the Code.

3.5 Patents, Trademarks, Trade Names, Etc. Except as set forth in Schedule 3.5, the Company owns or is licensed to use all patents, trade names, trademarks, copyrights and software used by the Company. Schedule 3.5 contains a complete and accurate list of (i) all patents, registered trademarks, trade names, registered copyrights and material proprietary software owned or used by the Company and all applications therefor and (ii) all agreements relating to material technology, know-how or processes which the Company is licensed or authorized to use by others or granting to others a right to use or practice any rights under the Intellectual Property (as hereinafter defined). Except as set forth in Schedule 3.5, no claims have been asserted by any person to the ownership of or the right to use any such patents, trademarks, trade names, copyrights, technology, trade secrets, or processes or to the use of any know-how owned or used by the Company (collectively, the "Intellectual Property") or challenging or questioning the validity or effectiveness of any license or agreement with respect to the Intellectual Property. Except as set forth in Schedule 3.5, to the knowledge of Litho and the Company, the use by the Company of the Intellectual Property does not infringe on the rights of any person and no person is infringing upon or otherwise violating any of the Intellectual Property.

3.6 Litigation. Except as set forth on Schedule 3.6, (i) there is no claim, action, suit, inquiry, judicial or administrative proceeding, arbitration or investigation (each, an "Action") pending or, to the knowledge of Litho and the Company, threatened against the Company before any court, arbitrator or administrative or governmental body, and (ii) there is no Order of any court, governmental, regulatory or administrative body, agency or authority, department, commission, agency, instrumentality or arbitrator (each, a "Governmental Authority") outstanding against the Company.

3.7  Title to Properties.

(a) Except as disclosed in Schedule 3.7(a): (i) the Company has good, and valid title to all of its properties and assets (personal and mixed, tangible and intangible), except for Permitted Liens and (ii) none of the Company's properties or assets (real, personal and mixed, tangible and intangible) are subject to any Liens except for Permitted Liens. "Permitted Liens" means (i) statutory Liens not yet delinquent or the validity of which are being contested in good faith by appropriate actions, (ii) Liens which are purchase money liens arising in the ordinary course of business, (iii) Liens for taxes not yet delinquent, (iv) Liens reflected in the Financial Statements (which have not been discharged), and (v) Liens that are being contested in good faith and for which adequate security has been pledged.

(b) Except as disclosed in Schedule 3.7(b), to the knowledge of Litho and the Company, neither the Company nor Litho have received notification that any of the plants, structures or equipment of the Company or the Real Properties (as defined in Section 3.7(f) below), or the use thereof, is in violation of any applicable and material building, zoning, subdivision, health, insurance or other law, ordinance or regulation (including, without limitation, the Environmental Laws (as defined below)) and neither the Company nor Litho has any knowledge that any such violation exists.

(c) The Company has a current, valid certificate of occupancy ("CO") or equivalent thereof for each of the Fee Properties and the Company's use of all such Fee Properties, and to the knowledge of Litho and the Company, the Company's use of all Leased Properties, is in conformity with each CO issued for such Real Properties. No proceeding is currently pending or threatened regarding the revocation or limitation of any CO issued for the Fee Properties, or, to the knowledge of Litho and the Company, of any CO issued for the Leased Properties, and neither the Company nor Litho has any knowledge that any basis or grounds exists for any such revocation of any CO for any of the Real Properties;

(d) (i) No fact or condition exists which would prohibit adequate rights of access to and from the Real Properties from and to public highways and roads;
(ii) public utilities adequate for the current uses of the Real Properties are currently available for use on the Real Properties; and (iii) neither Litho nor the Company has received written notice of any pending or threatened restriction or denial, governmental or otherwise, upon such ingress and egress which would adversely affect the operation of the Real Properties.

(e) There are no condemnation or real estate tax proceedings (other than reassessments of real property in the ordinary course of business) pending or threatened with respect to any of the Real Properties.

(f) Schedule 3.7(f) contains an accurate list setting forth (i) that portion of the Company's assets constituting leasehold interests in real property, including buildings, improvements and structures located thereon and appurtenances thereto (the "Leased Properties"), (ii) the Company's assets constituting real property owned in fee, including land, buildings, improvements and structures thereon and appurtenances thereto (the "Fee Properties), and (iii) an accurate and complete description of the Fee Properties and the names of the record title owners of the Fee Properties. The Fee Properties and the Leased Properties are sometimes collectively referred to herein as the "Real Properties".

(g) The leases relating to the Leased Properties and all agreements relating to such Leased Properties are in full force and effect, and constitute the legal, valid and binding obligation of the parties thereto, except to the extent that (1) enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or limiting creditors' rights generally, and (2) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other similar person before which any proceeding therefor may be brought, and, to the knowledge of Litho and the Company, there exists no event of default, event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition would have, individually or in the aggregate, a Material Adverse Effect.

3.8 Customers. Schedule 3.8 lists by dollar volume paid during the fiscal year ended September 30, 2000 the ten largest customers of the Company. To the knowledge of Litho and the Company, since September 30, 2000, no such customer has canceled, otherwise terminated its relationship or threatened to cease to do business with the Company.

3.9 Consents and Approvals. Except for consents and approvals of, or filings or registrations with, the Federal Trade Commission and the Antitrust Division of the United States Department of Justice pursuant to the Hart-Scott Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), and as set forth on Schedule 3.9, no consent, approval, permit, waiver, authorization, notice or filing is required to be made or obtained by Litho or the Company in connection with the execution, delivery and performance by the Company or Litho of this Agreement and the consummation of the transactions contemplated hereby.

3.10 Contracts. Except as set forth in Schedule 3.10, there are no outstanding agreements, commitments, purchase orders, or contracts, to which the Company is a party or to which the Company is bound which (i) involve the annual payment or receipt by or to the Company, of more than One Hundred Thousand Dollars ($100,000), or (ii) are not cancellable by the Company on less than sixty (60) days' notice without financial penalty (including all non-competition and management agreements and arrangements) (collectively, the "Material Contracts"). The Company has previously provided the Purchaser or its representatives with complete and accurate copies of the Material Contracts. Each of the Material Contracts is a legal, valid and binding obligation of the Company, enforceable by and against it in accordance with its terms, except to the extent that (1) enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or limiting creditors' rights generally, and (2) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other similar person before which any proceeding therefor may be brought. To the knowledge of Litho and the Company, neither the Company nor the other parties thereto are in default in any material respect of any such agreement, commitment, purchase order or contract.

3.11  Absence of Undisclosed Liabilities.  Except as set forth on
Schedule 3.11, the Company does not have any liability whether accrued, contingent, absolute, determined, indeterminable or otherwise which was required to be disclosed, reflected or reserved against in the Financial Statements, which was not disclosed, reflected or reserved against in the Financial Statements; and except for liabilities which have been or are incurred after September 30, 2000 in the ordinary course of business or in connection with the transactions contemplated hereunder (which liabilities if greater than Ten Thousand Dollars ($10,000) are also set forth on Schedule 3.11).

3.12 Licenses; Compliance with Laws. The Company holds all material licenses, franchises, easements, variances, exemptions, permits and authorizations necessary (the "Permits") for the lawful conduct of its business under and pursuant to, and its business is not being conducted in material violation of, any applicable laws, statutes, regulations, rules, ordinances, decrees, orders and judgments (collectively, "Laws") of any Governmental Authority. The Company is in compliance in all material respects with the terms of the Permits, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect. All of the Company's Permits are listed in Schedule 3.12.

3.13  Tax Matters.

(a) All Tax Returns (as defined in Section 3.13(f)) required to be filed by the Company have within the time and in the manner prescribed by law been duly filed with the appropriate taxing authorities, all such Tax Returns are true, correct and complete in all material respects and all Taxes (as defined in Section 3.13(e)) shown to be due and payable on such Tax Returns have been paid. The Company or Litho has timely paid or caused to be paid all Taxes for all taxable years or periods ending on or before the Closing Date shown to be due and payable on such Tax Returns and for the portion of the taxable year or period through and including the Closing Date in the case of any Straddle Period (as defined in Section 3.13(g)), all of which will have been required to be paid on or prior to the Closing Date, the non-payment of which would result in an encumbrance on any asset of the Company, would otherwise adversely affect the Company or would result in Purchaser or any equity owner of Purchaser becoming liable or responsible therefor.

(b) Neither Litho nor the Company has received from any governmental or regulatory authority any written notice of a proposed material adjustment, deficiency or underpayment of any Taxes pertaining to the Company, which notice has not been satisfied by payment or been withdrawn.

(c) There are no Liens for Taxes upon the Company, except for statutory Liens for Taxes not yet due.

(d) The Company has constituted a partnership for United States federal income tax purposes at all times since its taxable year beginning February 1, 1997 and will continue to constitute a partnership up to and including the Closing Date. Neither Litho nor the Company has taken any action or position that is inconsistent with such treatment.

(e) For purposes of this Agreement, the term "Tax" or "Taxes" means all taxes, charges, fees, levies or other assessments, including without limitation all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, value added, employment, social security, unemployment, occupation, excise, estimated, severance, stamp, property, environmental or other taxes, duties, fees, assessments or charges of any kind whatsoever, including any interest, penalties or additional amounts attributable thereto imposed by any United States federal, state, local or foreign governmental authority.

(f) For purposes of this Agreement, the term "Tax Return" means any return, report, information return, statement, declaration or other document (including any related or supporting information) filed or required to be filed with any United States federal, state, local or foreign governmental authority in connection with any determination, assessment or collection of any Tax or other administration of any laws, regulations or administrative requirements.

(g) For purposes of this Agreement, "Straddle Period" means any taxable year or period that commences before but ends after the Closing Date.

3.14 Absence of Certain Changes or Events. Except as set forth on Schedule 3.14, since September 30, 2000, there has not been any material adverse change in the business, operations, financial condition or, to the knowledge of Litho and the Company, prospects of the Company taken as a whole, that would reasonably be expected to have a Material Adverse Effect.

3.15 Affiliated Transactions. Except as set forth on Schedule 3.15 and compensation and benefits arrangements in the ordinary course of business, neither Litho, nor any officer or manager of the Company, nor any entity controlled by any of the foregoing (i) has borrowed or loaned money or other property to the Company which has not been repaid or returned; or (ii) has any direct or indirect material interest in any person which is a customer or supplier of the Company.

3.16 Names. The Company has not, during the preceding five years, conducted business under any name other than the names set forth on Schedule 3.16.

3.17 Insurance. Schedule 3.17 sets forth a list of all insurance policies covering the properties and activities of the Company. All such policies are in full force and effect and will be kept in full force and effect through the Closing Date. The Company has received no notice of cancellation or nonrenewal with respect thereto. All premiums due with respect to such policies have been timely paid and the Company is not in default with respect to its obligations under such insurance policies. The Company has not been refused any insurance coverage with respect to its assets or properties, nor has coverage been limited or cancelled by any insurance carrier to which the Company has applied for any such insurance or with which the Company has carried insurance, nor has there been any significant increase in the premiums paid under any such policy during the past five years (exclusive of premium increases related to insurance markets generally).

3.18 Brokers and Finders. There are no outstanding broker, finder or investment banker fees or commissions owed or to be owed by Litho or the Company in connection with the transactions contemplated by this Agreement.

3.19  Product Liability and Recalls.

(a) Except as disclosed in Schedule 3.19, there is no pending claim, or to the knowledge of Litho and the Company, any threatened claim or the basis of any claim, against the Company for injury to person or property of any person suffered as a result of the sale of any product or performance of any service by the Company, including claims arising out of the defective or unsafe nature of its products or services, which would reasonably be expected to have a Material Adverse Effect.

(b) Except as and to the extent expressly disclosed in Schedule 3.19, there is no pending or, to the knowledge of Litho and the Company, threatened recall or investigation of any product manufactured, sold and/or distributed by the Company.

3.20 Absence of Certain Payments. To the knowledge of Litho or the Company, neither the Company nor any manager, officer, member, agent or other person acting on its behalf, has given or agreed to give any gift or similar benefit of more than nominal value to any customer, supplier, or governmental employee or official or any other person who is or may be in a position to help or hinder the Company or assist the Company in connection with any proposed transaction involving the Company. Neither the Company nor any manager, officer, member, agent, employee or other person acting on his or its behalf has (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to, or on behalf of, governmental officials or others or
(ii) accepted or received any unlawful contributions, payments, gifts or expenditures.

3.21 Indebtedness. Schedule 3.21(a) lists all of the outstanding indebtedness for borrowed money of the Company.

(a) Except as set forth on Schedule 3.21(b), all of the outstanding indebtedness for borrowed money of the Company will be repaid in full in connection with the consummation of the transactions contemplated hereby.

3.22 Potential Conflict of Interest. Except as set forth in Schedule 3.22, neither Litho, nor any officer or manager of the Company nor, to the knowledge of Litho and the Company, any Key Employee of the Company own or hold, directly or indirectly, any interest in (excepting holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity), or is an officer, manager, employee or consultant of any person that is, a competitor, lessor, lessee, customer or supplier of the Company or which conducts a business similar to the Company. Neither Litho, nor any officer or manager of the Company nor, to the knowledge of Litho and the Company, any Key Employee of the Sellers (a) have any claim, charge, action or cause of action against the Company, except for claims for accrued salary and commissions not yet due, reasonable unreimbursed travel or entertainment expenses, accrued vacation pay or accrued benefits under any employee benefit plan existing on the date hereof; (b) have made, on behalf of the Company, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other person of which any officer or manager of the Company or any officer or Key Employee of the Company (or, to the knowledge of Litho and the Company, a relative of any of the foregoing) is a partner or shareholder (except holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity); or (c) owe any money to the Company; or (d) (other than Litho) has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the Company.

3.23 Assets. Except as set forth on Schedule 3.23, all of the buildings, improvements, machinery and equipment currently used in connection with the business of the Company are in good working condition and repair to permit the continued operation and conduct of the business of the Company as presently conducted. Except as set forth in Schedule 3.23, the Company has good and valid title to all of its properties and assets owned by it reflected in the Financial Statements or acquired after September 30, 2000 (except inventory and other properties disposed of in the ordinary course of business since September 30, 2000 and accounts or notes receivable paid since September 30,
2000), free and clear of all Liens, except for Permitted Liens. Upon consummation of the transactions contemplated by this Agreement, the Company will have good, valid and marketable title to, or a valid leasehold on, all the properties and assets currently used in the conduct of the business of the Company, free and clear of all Liens, except for Permitted Liens and such properties and assets are sufficient for the continued conduct of the business of the Company after the Closing by the Purchaser in substantially the same manner as conducted prior to the Closing.

3.24  Environmental Matters.     Except as set forth on Schedule 3.24, the
Company is in material compliance with all applicable Environmental Laws (as hereinafter defined). Except as set forth on Schedule 3.24, neither Litho nor the Company has received any communication (written or oral), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that the Company is not in such material compliance, and, to the knowledge of Litho and the Company, no event has occurred that would reasonably be expected to prevent or interfere with such material compliance in the future.

(a) Except as set forth on Schedule 3.24, there is no Environmental Claim (as hereinafter defined) pending or threatened against the Company or, to the knowledge of Litho and the Company, against any person or entity whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law.

(b) Except as set forth on Schedule 3.24, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Hazardous Material (as hereinafter defined), that could form the basis of any Environmental Claim against the Company or, to the knowledge of Litho and the Company, against any person or entity whose liability for any such Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law.

(c)  For purposes of this Section 3.24:

(i) "Environmental Claim" means any notice delivered to Litho or the Company (written or oral) by any person or entity alleging potential liability of the Company (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environments of any Hazardous Material at any location, whether or not owned by the Company or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law by the Company.

(ii) "Environmental Laws" means all federal, state, and local laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), and emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

(iii) "Hazardous Material" means any substances, materials, chemicals, compounds, pollutants or wastes regulated by, under or pursuant to any Environmental Laws, or any similar common law theory of liability; including but not limited to asbestos, polychlorinated biphenyls, radioactive materials, crude oil, petroleum, and any fraction or product of crude oil or petroleum.

3.25 Conduct of Business. Except as set forth on Schedule 3.25, since September 30, 2000, the Company has not taken any action which, if taken after the date hereof without the consent of the Purchaser, would violate Section
6.2 hereof.

3.26 Inventory. The inventories reflected on the books of the Company do not include any inventory which is obsolete, surplus or not saleable or usable in the ordinary course of the business of the Company as heretofore conducted. The inventories reflected on the books of the Company do not include any inventory held on consignment by third parties. The Company has no liability (including, without limitation, inventory repurchase obligations) with respect to the return of inventory shipped prior to the date hereof, except for the rights of any purchaser of inventory to return damaged goods or materials, or goods or materials which do not conform with the purchase orders with respect thereto.
3.27 Accounts Receivable. The accounts receivable of the Company as reflected in the Financial Statements, to the extent uncollected on the date hereof, and the accounts receivable reflected on the books of the Company, are valid and existing and represent monies due, and the Company has made reserves reasonably considered adequate (subject to adjustment for operations and transactions through the Closing Date in the ordinary course of business consistent with past practices of the Company) for receivables not collectible in the ordinary course of business.

ARTICLE 4.  REPRESENTATIONS AND WARRANTIES BY MATT-ONE.

Matt-One represents and warrants to the Purchaser the following

4.1  Authority; No Violation.

(a) Matt-One has the requisite corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and the other agreements and instruments to be executed and delivered by Matt-One hereunder or in connection herewith and to carry out its obligations hereunder and thereunder. The execution and delivery by Matt-One of this Agreement and the other agreements and instruments to be executed and delivered by Matt-One hereunder or in connection herewith and the consummation of the transactions contemplated hereby by Matt-One has been duly authorized by all necessary corporate action required on the part of Matt-One. This Agreement and the other agreements and instruments to be executed and delivered by Matt-One hereunder or in connection herewith have been duly and validly executed and delivered by Matt-One and constitute the valid and legally binding obligations of Matt-One, enforceable against Matt-One in accordance with their respective terms, except to the extent that (i) enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or limiting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other similar person before which any proceeding therefore may be brought.

(b) Except as set forth in Schedule 4.1(b), the execution and delivery by Matt-One of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) conflict with or result in a breach of any provision of the Articles of Incorporation or By-laws of Matt-One; (ii) violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to a right of termination, cancellation, modification or acceleration of the performance required by or loss of a benefit under, any note, bond, mortgage, indenture, deed of trust, real property lease or other material lease to which Matt-One is a party or by which its properties are bound or affected; (iii) violate any order, judgment, writ, injunction, decree, statute, rule or regulation applicable to Matt-One, or by which any of their properties are bound or affected; or (iv) result in the creation of any Lien.

4.2 Ownership of Membership Interests Title. Matt-One is the sole owner and beneficial holder of record of 50% of the Company Membership Interests, which ownership is free and clear of all Liens, and such Company Membership Interests represent 50% of all of the issued and outstanding membership interests of the Company. Except as set forth in Schedule 4.2, Matt-One is not a party to any agreement creating rights with respect to the Company Membership Interests in any person other than Matt-One and Matt-One has the full power and legal right to sell, assign, transfer and deliver the Company Membership Interests held by Matt-One. Matt-One has not received any notice of any adverse claim to the ownership of any of the Company Membership Interests held by Matt-One, does not have any reason to know of any such adverse claim that may be justified and is not aware of existing facts that would give rise to any adverse claim to the ownership of the Company Membership Interests held by Matt-One. On the Closing Date, Matt-One will have good title to the Company Membership Interests held by Matt-One pursuant to the provisions of this Agreement will transfer to the Purchaser good title to such Company Membership Interests, free and clear of all Liens. The transfer of the Company Membership Interests held by Matt-One pursuant to the provisions of this Agreement will transfer to the Purchaser good title to such Company Membership Interests, free and clear of all Liens, except for those created by the Purchaser.

4.3 Consents and Approvals. Except for consents and approvals of, or filings or registrations with, the Federal Trade Commission and the Antitrust Division of the United States Department of Justice pursuant to the HSR Act, and as set forth on Schedule 4.3, no consent, approval, permit, waiver, authorization, notice or filing is required to be made or obtained by Matt-One in connection with the execution, delivery and performance by Matt-One of this Agreement or the consummation of the transactions contemplated hereby.

4.4 Brokers and Finders. There are no outstanding broker, finder or investment banker fees or commissions owed or to be owed by Matt-One for which the Company would be liable in connection with the transactions contemplated by this Agreement.


ARTICLE 5.  REPRESENTATIONS AND WARRANTIES BY THE PURCHASER.

The Purchaser represents and warrants to the Sellers the following:

5.1  Organization; Authority.

(a) The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now being conducted except where the failure to be so existing and in good standing or to have such power and authority would not have a material adverse effect on the business, results of operations, prospects, assets, liabilities or condition (financial or otherwise) of the Purchaser taken as a whole. The Purchaser has full power and authority necessary to execute, deliver and perform its obligations under this Agreement and the other agreements and instruments to be executed and delivered by the Purchaser hereunder or in connection herewith and to carry out its respective obligations hereunder and thereunder. The execution and delivery of this Agreement and the other agreements and instruments to be executed and delivered by the Purchaser hereunder or in connection herewith by the Purchaser, and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized pursuant to and in accordance with the laws governing the Purchaser.

(b) This Agreement and the other agreements and instruments to be executed and delivered by the Purchaser hereunder or in connection herewith has been duly and validly executed and delivered by the Purchaser and constitutes a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that (i) enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or limiting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other similar person before which any proceeding therefor may be brought.

5.2 No Violation. The execution and delivery by the Purchaser of this Agreement and the transactions contemplated hereby do not and will not conflict with or result in any breach of any provision of the charter documents, by-laws or other organizational documents of the Purchaser, violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to a right of termination, cancellation, modification or acceleration of the performance required by or a loss of a benefit under, any material agreement, permit or other instrument to which the Purchaser is a party or to which the Purchaser is subject (except to the extent such breach, violation or default is not reasonably likely to materially impair the ability of the Purchaser to consummate the transactions contemplated hereby or to hold the Company Membership Interests), or violate any material order, judgment, writ, injunction, decree, statute, rule or regulation applicable to the Purchaser or to which the Purchaser is subject.

5.3 Consents and Approvals. Except for consents and approvals of, or filings or registrations with, the Federal Trade Commission and the Antitrust Division of the United States Department of Justice pursuant to the HSR Act, no consent, approval, permit, waiver, authorization, notice or filing is required to be made or obtained by the Purchaser in connection with the execution, delivery and performance by the Purchaser of this Agreement or the consummation of the transactions contemplated hereby.

5.4 Investment Representation. The Purchaser is accepting the Company Membership Interests being acquired hereunder for its own account and not for any other person and for investment purposes only and without any view to distribute, resell or otherwise transfer the same.

5.5 Brokers and Finders. There are no outstanding broker, finder or investment broker fees or commissions owed or to be owed by the Purchaser in connection with the transactions contemplated by this Agreement.


ARTICLE 6.  COVENANTS.

6.1 Satisfaction of Conditions. The Purchaser will use commercially reasonable efforts to cause the conditions precedent to the obligations of the Purchaser set forth in Article 8 to be fulfilled and the Company and the Sellers will use commercially reasonable efforts to cause the conditions precedent to the obligations of the Sellers set forth in Article 8 to be fulfilled. The Purchaser will use commercially reasonable efforts to cooperate with the Sellers to satisfy the conditions set forth in Article 8 and the Sellers will use commercially reasonable efforts to cooperate with the Purchaser to satisfy the conditions set forth in Article 8.

6.2 Conduct of Business. The Sellers agree that on and after the date hereof until the Closing, except as otherwise consented to by Purchaser in writing, as set forth in Schedule 6.2 hereto, or as expressly provided by this
Agreement:

(a) the business, operations, activities and practices of the Company will be conducted in the ordinary course of business in substantially the same manner as currently conducted;

(b) the Sellers will use, and will cause the Company to use, its commercially reasonable efforts to preserve the business organization of the Company intact, to preserve the goodwill of suppliers, customers, independent contractors and others with whom material business relationships exist and to keep available the services of the present officers of the Company and the services of those employed by the Company;

(c) except for trade or business obligations incurred in the ordinary course of business and consistent with past practice, the Company will not incur, or assume or become subject to, whether directly or by way of guarantee or otherwise, any indebtedness in excess of $10,000 in any individual instance or in excess of $100,000 in the aggregate;

(d) the Company will not issue, sell or dispose of any membership interests or other equity interest in the Company or any options, warrants or other rights to purchase any such membership interests or equity interest or any securities convertible into or exchangeable for such membership interests or equity interests or otherwise make or effect any change in the issued and outstanding capitalization of the Company;

(e) the Company will not (i) declare any dividend or make any distribution of any assets of any kind whatsoever to any of its members including, without limitation, distributions in redemption of or as the purchase price for any capital Membership Interests or equity interest, or in discharge or cancellation, in whole or in part, of any indebtedness, whether in payment of principal, interest or otherwise or (ii) loan money to, make any investment in or enter into any agreement or arrangement with any affiliate thereof; provided that the Company may (x) make interest and scheduled principal payments and pay accrued interest through the Closing Date on the Venetian Note and the Venetian Additional Notes and (y) distribute to the Sellers a percentage of the taxable earnings of the Company between September 30, 2000 and the Closing Date equal to Taxes payable on such earnings, at a rate calculated in accordance with the rates used historically by the Company for such distributions;

(f) the Company will not (i) sell, lease, transfer, assign or otherwise dispose of any of its assets except for sales to customers or third party distributors in the ordinary course of business, (ii) license, sell, transfer, pledge, modify, disclose, dispose of or permit to lapse any right under or respecting, or enter into any settlement regarding the breach or infringement of, any Intellectual Property, except in the ordinary course of business, or
(iii) permit or allow any of its assets to be subject to any additional Lien (other than Permitted Liens);

(g) the Company will not (i) purchase, lease, or otherwise acquire any assets or make any capital expenditures or commitments therefor involving the expenditure of more than $10,000 in any individual instance or $100,000 in the aggregate or (ii) merge or consolidate with, purchase all or any substantial part of the assets of, or otherwise acquire any person, corporation or firm or division thereof;

(h) the Company will not increase the compensation or fringe benefits payable or to become payable by the Company to any of its managers, officers or, other than regular salary increases consistent with past practice, salaried employees;

(i) the Company will not change its respective accounting principles, methods or practices (including without limitation, any change in depreciation or amortization policies or rates or any change in the policies pertaining to the recognition of accounts receivable or the discharge of accounts payable or accounting for inventories) and the Company will not change its respective tax accounting principles, methods or practices (including, without limitation, any change in depreciation or amortization policies or rates or any change in the policies pertaining to the recognition of accounts receivable or the discharge of accounts payable or accounting for inventories);

(j) the Company will not make or revoke any tax election or settle or compromise any Tax liability or agree to an extension of a statute of limitations with respect to Taxes;

(k) the Company will not pay, discharge or satisfy any claims or liabilities (absolute, accrued, asserted or unasserted, contingent or otherwise) other than in the ordinary course of business and consistent with past practice or claims or liabilities (x) reflected or reserved against in the Financial Statements or incurred thereafter in the ordinary course of business and consistent with past practice, or (y) paid, discharged or satisfied as required under this Agreement; and

(l) neither the Sellers nor the Company will enter into any agreement or commit to take any action which would, if taken on or before the Closing Date, result in a breach of any of the foregoing covenants contained in this Section 6.2, make any of the representations or warranties of the Sellers or the Company contained in this Agreement untrue or incorrect as of the Closing Date or prevent the Sellers or the Company from performing or cause the Sellers or the Company not to perform their respective covenants hereunder.

6.3  Tax Matters.

(a) The Purchaser will be responsible for and will pay all sales, use, transfer, stamp duty, recording, value added, and other similar taxes and fees, including without limitation, all bulk sales taxes ("Transfer Taxes"), arising out of or in connection with the transactions contemplated by this Agreement. The party which has the primary responsibility under applicable law for the payment of any particular Transfer Tax will prepare and file the relevant Tax Return and notify the other party in writing of the Transfer Taxes shown on such Tax Return and how such Transfer Taxes were calculated.

(b) The Purchaser and the Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Company (including, without limitation, access to books and records) as is reasonably necessary for the filing of all Tax Returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return. The Purchaser and the Sellers will retain all books and records with respect to Taxes pertaining to the Company for a period of at least six years following the Closing Date. At the end of such period, each party will provide the other with at least 30 days prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records. The Sellers and the Purchaser will cooperate with each other in the conduct of any audit or other proceeding related to Taxes and each will execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 6.3(b).

(c) The Purchase Price will be allocated among the assets of the Company in the manner required by Section 1060 of the Code. In making such allocation, the relative fair market values will be agreed to in good faith by the Sellers and the Purchaser within sixty (60) days after the Closing Date. If the Sellers and the Purchaser are unable to agree upon the relative fair market values of the assets of the Company within that period, they will jointly engage an appraiser mutually acceptable to each of them to determine the relative fair market values of the assets of the Company, and the cost of the appraisal will be shared equally between the Sellers and the Purchaser. The Sellers and the Purchaser will file, or cause to be filed, all Tax Returns and other Tax information with any governmental agency consistently with such allocation. The Sellers and the Purchaser will cooperate with each other in meeting the requirements of Section 1060 of the Code and will each file Form 8594 in accordance with applicable rules and regulations.

6.4 Access. Subject to the terms of the Confidentiality Agreement between the Purchaser and the Company dated April 25, 2000 (the "Confidentiality Agreement"), the Company will permit the Purchaser and its representatives to have full access at all reasonable times (upon reasonable notice) to all their respective managers, officers, employees, representatives, properties, books, records, operating instructions and procedures, Tax Returns, and all other information with respect to the Company as the Purchaser (or its representative) may from time to time request and to make copies of such books, records and other documents, subject to applicable obligations of confidentiality to third parties of the properties, books and records of the Company in a manner which does not unreasonably interfere with the normal operations of the Company.

6.5 Books and Records; Personnel. The Purchaser hereby covenants and agrees with the Sellers as follows:

(a) Retention of Records. The Purchaser will not, for a period of three years after the Closing Date, dispose of or destroy any of the business records and files of the Company relating to the period prior to the Closing Date without first offering to turn over possession thereof to the Sellers by written notice to the Sellers at least 30 days prior to the proposed date of such disposition or destruction.

(b) Access to Records. The Purchaser will, for a period of three years after the Closing Date, allow the Sellers access to all business records and files of the Company relating to the period prior to the Closing Date, upon prior written request of the Sellers and during normal working hours at the principal places of business of the Company or at any location where such records are stored, and the Sellers will have the right, at their own expense, to make copies of any such records and files; provided, however, that any such access or copying will be had or done in such a manner so as not to interfere unreasonably with the normal conduct of the business of the Company.

(c) Assistance with Records. The Purchaser will make available to the Sellers, consistent with the business requirements of the Company, (i) the Company's personnel to assist the Sellers in locating and obtaining records and files maintained by the Company, and (ii) any of the Company's personnel whose assistance or participation is reasonably required by the Sellers in anticipation of, or preparation for, any existing or future litigation, tax or other matters in which the Sellers or any of their past, present or future affiliates are involved and which related to the business of the Company.

6.6 Hart-Scott-Rodino. As promptly as practicable, and in any event within ten business days following the execution and delivery of this Agreement by the parties, the Purchaser and the Sellers will and the Sellers will cause the Company to prepare and file any required notification and report form under the HSR Act, in connection with the transactions contemplated hereby. The Purchaser and the Sellers will cause the Company to request early termination of the waiting period thereunder. The Purchaser and the Sellers will respond with reasonable diligence to any request for additional information made in response to such filings. Any filing fees incurred with filings pursuant to this Section 6.6 will be paid by the Purchaser.

6.7 Solicitation. The Sellers will not, nor will the Sellers permit the Company or any of its respective managers, officers, employees, representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) or agents to, directly or indirectly, solicit, initiate, encourage, or facilitate, enter into discussions concerning, or provide any data with respect to or respond to, any Acquisition Proposal or any inquiry or proposal which may reasonably be expected to lead to any Acquisition Proposal, and will promptly communicate any such Acquisition Proposal to the Purchaser. Immediately after the execution and delivery of this Agreement, the Company will and will cause its respective officers, managers, employees, investment bankers, attorneys, accountants and other agents and representatives to cease and terminate all existing activities, discussions or negotiations with any parties heretofore conducted with respect to any Acquisition Proposal and will notify each such party that the Company no longer seeks the making of an Acquisition Proposal. As used herein, the term "Acquisition Proposal" means any inquiry, offer or proposal for the acquisition (by merger, purchase or otherwise) of the Company or all or any portion of its assets or any equity interest therein.

6.8 Further Assurances. Each of the Purchaser and the Sellers, as promptly as practicable after the date hereof, will, and (in the case of the Sellers) will cause the Company to, (i) deliver, or cause to be delivered, all notices and make, or cause to be made, all such declarations, designations, registrations, filings and submissions under all laws applicable to it as may be required for it to consummate the transactions contemplated by this Agreement; (ii) use their commercially reasonable efforts to obtain, or cause to be obtained, all approvals, orders, consents and waivers from all persons as may be required for it to consummate the transactions contemplated by this Agreement; and (iii) cooperate in good faith, use their commercially reasonable efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order for it to fulfill its respective obligations hereunder.

6.9 Uncollected Accounts Receivable; Excess Payables;Work-in-Process Valuation. (a) Following the Closing Date, the Purchaser will use commercially reasonable efforts to cause the Company to collect its accounts receivable outstanding as of the Closing Date as set forth in the Final Working Capital Statement. All amounts received by the Company from customers who have accounts receivable outstanding as of the Closing Date will be applied first to the oldest accounts receivable of such customers outstanding as of the Closing Date until all accounts receivable with respect to that customer outstanding as of the Closing Date are paid in full, except when customers specify a different designation. If as of the date six months from the Closing Date (the "Adjustment Date"), the Company has not been paid in full in respect of all of its accounts receivable outstanding as of the Closing Date (net of the allowance for doubtful accounts) as set forth in the Final Working Capital Statement, the Purchaser will so advise Litho in writing.

(b) If as of the Adjustment Date, the Company has paid or accrued as a liability on its books accounts payable arising out of or relating to the operation of the Company on or prior to the Closing Date that were not reflected in the Final Working Capital Statement ("Excess Payables"), the Purchaser will so advise Litho in writing.

(c) If as of the Adjustment Date, the inventory value component of work in process as shown on the Final Working Capital Statement ("Closing Date WIP") exceeds the amount by which customers of the Company have been billed for such Closing Date WIP ("Excess WIP"), the Purchaser will so advise Litho in writing.

(d) If the Net Current Assets of the Company on the Final Working Capital Statement would have been less than the Minimum Benchmark Net Current Assets Value (a "Working Capital Deficiency") if (i) the unpaid accounts receivable referred to in clause (a) above had not been included as current assets in the Final Working Capital Statement, (ii) the Excess Payables referred to in clause (b) had been included as current liabilities in the Final Working Capital Statement and (iii) the Excess WIP referred to in clause (c) above had not been included as a current asset in the Final Working Capital Statement, then within 10 business days of receipt of the last of the notices contemplated by this Section 6.9, Litho will pay to the Purchaser the amount of the Working Capital Deficiency.

6.10  [Intentionally Deleted]

6.11  [Intentionally Deleted]

6.12  Title Insurance.      The Purchaser may at its cost order from a
reputable national title insurance company of the Purchaser's choice (the "Title Company"), a title insurance report and commitment for a leasehold owner's title insurance policy with respect to the Real Properties (the "Title Commitment"). If the Purchaser orders the Title Commitment, it will furnish a copy of the Title Commitment to the Sellers promptly after the Purchaser's receipt thereof (but in no event less than thirty (30) days after the date of this Agreement) together with the Purchaser's notice of any Liens or other title defects that are not Permitted Liens ("Title Defects") disclosed by any such Title Commitment with respect to the Real Properties. If the Purchaser fails to object to any Title Defects set forth in the Title Commitment with respect to the Real Properties within 15 days after the receipt thereof or any other Title Defects disclosed by the Title Company in any update to the Title Commitments for the Leased Properties within 5 days after the Purchaser's receipt of such update, the Purchaser will be deemed to have waived such objection with respect to any matter theretofore disclosed to it by the Title Commitment or any update thereto to such date. Prior to or as of the Closing Date, Litho will eliminate all monetary Title Defects and will use commercially reasonable efforts to eliminate all non-monetary Title Defects.

(a) If Litho is unable to eliminate any non-monetary Title Defects with respect to the Real Properties to which the Purchaser has objected in writing, Litho will give prompt notice thereof to the Purchaser. Upon receipt of such notice, if Litho is unable to eliminate any such Title Defects with respect to the Real Properties that materially affect the use of the Real Properties, the Purchaser will have the option to terminate this Agreement in its entirety.

(b) The Purchaser may at its option arrange, at its cost and expense, for (i) a current A.L.T.A. survey of the Real Properties in a form reasonably acceptable to the Purchaser (each, a "Survey") to be provided to the Purchaser with respect to the Real Properties and (ii) a policy of title insurance (the "Title Policy") from the Title Company based on the Title Commitments in current A.L.T.A. Leasehold Owner's Extended Coverage Form with respect to the Real Properties in coverage amount of $2,750,000, containing such endorsements as the Purchaser reasonably requests, free and clear of all Title Defects that have been objected to by the Purchaser pursuant to Section 6.12(a) above (unless consented to by the Purchaser). All premiums, fees and charges for the issuance of each of the Title Policies will be paid for by the Purchaser.

(c) At or prior to the Closing, with respect to the Leased Properties, the Sellers will furnish the Purchaser with an estoppel certificate in form and substance reasonably satisfactory to the Purchaser.

(d) Litho will use commercially reasonable efforts to deliver or cause to be delivered to the Title Company any affidavits or indemnities related to mechanics liens or otherwise reasonably requested by the Title Company.

6.13 Disclosure Schedule Supplements. From time to time prior to the Closing, the Sellers and the Purchaser will promptly supplement or amend the Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule. For purposes of determining the accuracy of the representations and warranties of the Sellers contained in this Agreement in order to determine the fulfillment of the conditions set forth in Article 8, the Disclosure Schedules delivered by the Sellers will be deemed to include only that information contained therein on the date of this Agreement and will be deemed to exclude any information contained in any subsequent supplement or amendment thereto. For purposes of determining any liability of the Sellers hereunder after the Closing, the Disclosure Schedules delivered hereunder will be deemed amended by any information supplied by the Sellers as contemplated by this Section 6.13.

6.14 Financing. In connection with the transactions contemplated by this Agreement, the Purchaser will use commercially reasonable efforts to obtain, and the Purchaser will execute and, at the Closing, the Sellers will cause the Company to execute and deliver agreements and instruments relating to the Financing (as defined below), and the Sellers will cause the Company to provide to the Purchaser commercially reasonable cooperation in connection with the arrangement of the Financing and any other financing to be consummated contemporaneous with or at or after the Closing Date in respect of the transactions contemplated by this Agreement, including without limitation, the execution and delivery, at the Closing, of any pledge or security documents, underwriting or placement agreements, other definite financing documents, or other requested certificates, documents or financial information as may be requested by the Purchaser in connection with the Financing, except that in no event will the Sellers (i) have any direct obligations with respect to the Financing, (ii) be required to guaranty the obligations of the Purchaser or any other obligor with respect to the Financing, or (iii) be required to execute any pledge or security documents, underwriting or placement agreements or other definitive financing documents. "Financing" means the financing required to consummate the transactions contemplated by the Agreement, including without limitation, the use of the financing proceeds to pay transaction fees and expenses associated herewith and to provide for the working capital needs of the Company after the Closing, as reasonably determined by the Purchaser. The Purchaser will be solely responsible for all transaction fees and expenses associated with the Financing.

6.15  Covenant Not to Compete.   Without the express prior written consent of
the Purchaser, neither Litho nor any affiliate of Litho (the only such affiliate of Litho as of the date hereof being Frank Defino, Sr.), will, at any time during the five-year period immediately following the Closing Date, directly or indirectly, own, manage, control or participate in the ownership, management or control of, or be related or otherwise affiliated in any manner with, any business similar to that engaged in by the Company as of the Closing Date anywhere in Illinois or any other state in which the Company operates as of the Closing Date, such states being listed on Schedule 6.15 hereto; and provided, that the foregoing will not prohibit Litho from owning as a passive investment 5% or less of the outstanding equity of any publicly-traded entity. Litho agrees that it and its affiliates will not, for a period of five years after the Closing Date, employ or solicit the employment of any person now employed by the Company.

(a) Without the express prior written consent of the Purchaser, neither Matthews, Matt-One nor their respective affiliates (the "Matthews Entities") will at any time during the five-year period immediately following the Closing Date, directly or indirectly, own, manage, control or participate in the ownership, management or control of, or enter in a joint venture or similar relationship with, any entity engaged in the Restricted Businesses (as defined below) within a hundred mile radius of Franklin Park, Illinois (the "Restricted Area"). Notwithstanding the foregoing, the Matthews Entities are not prohibited from (i) engaging in the pre-press packaging business, (ii) owning, managing or controlling, or entering into a joint venture or similar relationship with, any business that derives twenty-five percent or less of its revenues from the Restricted Businesses, (iii) owning as a passive investment 5% or less of the outstanding equity of any publicly-traded entity, or (iv) owning, managing or controlling, or entering into a joint venture or similar relationship with any Restricted Business located outside the Restricted Area, which has de miminus sales within the Restricted Area. The Matthews Entities will not, for a period of five years after the Closing Date, employ or solicit the employment of any person now employed by the Company; provided, however, that general solicitations of employment by memo or newspaper, periodical, trade, internet or general publication advertisement not directed at employees of the Company and any employment of a person based thereon, will not be a violation of this provision. For the purposes of this
Section 6.16(b), "Restricted Businesses" means (1) multimedia presentations,
(2) prepublishing services, (3) digital and offset printing, (4) marketing consulting services, (5) website design and (6) website hosting.

6.16 Confidentiality. The Sellers covenant that, after the Closing, they will not, and will not permit any of their affiliates to, without the prior written consent of the Purchaser, disclose to any person confidential information relating to or concerning the Company (the "Confidential Information"), except (i) information which has become generally known or available to the public through no fault of the Sellers, (ii) to their representatives who need to know such information for purposes of taxes, accounting, pending litigation and other matters necessary in respect of the Sellers' ownership, prior to the Closing Date, of the Company Membership Interests and (iii) if in the opinion of the Sellers' outside counsel, disclosure is required to be made under applicable law, including the Securities Exchange Act of 1934, as amended. If the Sellers or any of their affiliates are requested or required by documents subpoena, civil investigative demand, interrogatories, requests for information, or other similar process to disclose any Confidential Information, the Sellers will provide the Purchaser with prompt notice of such request or demand or other similar process so that the Purchaser may seek an appropriate protective order or, if such request, demand or other similar process is not mandatory, waive the Sellers' compliance with the provisions of this Section 6.17, as appropriate. For purposes of this Section 6.17, the Sellers and their affiliates includes any of their representatives.

6.17 Qualified Employee Benefit Plans. At the request of the Purchaser after the date hereof but prior to the Closing Date, the Sellers will (i) cause the Company to take all actions which are necessary and appropriate to terminate the Company's 401(k) and profit sharing plans, effective as of the date selected by the Purchaser or such other date as determined by the Internal Revenue Service (in either case after the Closing Date) and (ii) otherwise cooperate with the Purchaser in connection with the orderly transition of benefit coverages, if necessary or desired by the Purchaser following the Closing Date.

6.18 Interim Monthly Financial Statements. Between the date hereof and the Closing Date, the Sellers will provide the Purchaser with interim monthly financial statements of the Company by the fifteenth of each month for the preceding month, prepared consistently with the past practices of the Company, and showing the results of the operations of the Company.


ARTICLE 7.  INDEMNIFICATION; SURVIVAL.

7.1 Indemnification by Litho. Litho will indemnify the Purchaser and its successors and permitted assigns and its officers, directors, employees and affiliates (collectively, the "Purchaser Indemnified Parties") from and against and will reimburse the same for and in respect of any and all losses, costs, fines, liabilities, claims, penalties, damages and expenses (including all legal fees and expenses) of any nature or kind, known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated (collectively "Losses") which may be claimed or assessed against them or to which they may be subject, in connection with any and all claims, suits or asserted Losses which arise from or are related to (i) any breach of any representation or warranty made by Litho pursuant to Article 3 of this Agreement, (ii) any pollution or threat to human health or the environment that is related in any way to the Company's or any previous owner's or operator's management, use, control, ownership or operation of the Company, including, without limitation, all on-site and off-site activities involving Hazardous Materials, and that occurred, existed, arose out of conditions or circumstances that occurred or existed, or was caused, in whole or in part, on or before the Closing Date, whether or not the pollution or threat to human health or the environment is described in Schedule 3.24; and (iii) any Environmental Claim against any person or entity whose liability for such Environmental Claim the Sellers or the Company have or may have assumed or retained either contractually or by operation of law.

7.2 Indemnification by Matt-One. Matt-One will indemnify the Purchaser Indemnified Parties for any Losses that may be claimed against them or to which they may be subject, in connection with any and all claims, suits or asserted Losses which arise from or are related to any breach of any representation and warranty made by Matt-One pursuant to Article 4 of this Agreement.

7.3 Purchaser's Indemnification. The Purchaser will indemnify and hold harmless the Sellers and their respective successors and permitted assigns and their officers, directors, employees and affiliates (the "Seller Indemnified Parties") from and against and in respect of any and all Losses which may be claimed or assessed against any of them or to which any of them may be subject, in connection with any and all claims, suits or asserted Losses which arise from or are related to any breach of any representation or warranty of the Purchaser pursuant to Article 5 of this Agreement.

7.4  Indemnification Procedures.

(a) Notice. A party entitled to indemnification under this Article 7 (an "Indemnified Party") will give each party obligated to provide indemnification pursuant to this Article 7 (an "Indemnifying Party") prompt written notice (the "Claim Notice") of any claim, assertion, event, condition or proceeding by or in respect of any third party (each, a "Third Party Claim") of which it has knowledge concerning any liability or damage as to which it may request indemnification hereunder. The Claim Notice will describe in reasonable detail the nature of the claim, including an estimate, if practicable, of the amount of Losses that have been or may be suffered or incurred by the Indemnified Party attributable to such claim and the basis of the Indemnified Party's request for indemnification under this Agreement.

(b) Conduct of Defense. An Indemnifying Party will have the right, upon written notice to the Indemnified Party (the "Defense Notice") within fifteen days of its receipt from the Indemnified Party of the Claim Notice, to conduct at its expense the defense against such Third Party Claim in its own name, or, if necessary, in the name of the Indemnified Party. When the Indemnifying Party assumes the defense, the Indemnified Party will have the right to approve the defense counsel, which approval or consent will not be unreasonably withheld or delayed. The Indemnifying Party may not compromise or settle any such claim without the prior written consent of the Indemnified Party, unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party. An Indemnified Party will not unreasonably withhold or delay its consent to the compromise or settlement of any such claim. If the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of such Third Party Claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance, personnel, witnesses and materials as the Indemnifying Party may reasonably request. Regardless of which party defends such Third Party Claim, the other party will have the right at its expense to participate in the defense assisted by counsel of its own choosing. If the Indemnifying Party fails to give the Defense Notice within the time prescribed by Section 7.3(a), the Indemnified Party will have the sole right to conduct such defense and the Indemnified Party may pay, compromise or defend such claim or proceeding at the Indemnifying Party's expense. If any Indemnified Party has a claim against any Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party will promptly transmit to the Indemnifying Party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim and the basis of the Indemnified Party's request for indemnification under this Agreement.

7.5  Limitations on Indemnification.    The aggregate liability of Litho
pursuant to this Article 7 for breaches of representations and warranties will be $2,500,000. Notwithstanding the foregoing, at the end of the fifteenth month following the Closing Date, Litho's liability under this Article 7 will be limited to the amount of outstanding principal and interest payable to Litho by the Purchaser in accordance with terms of the Note, and the Purchaser's sole recourse against Litho will be the Purchaser's right to setoff under Section 7.7 hereof. No claim for indemnification may be made by the Purchaser Indemnified Parties against Litho pursuant to Article 7 for breaches of representations and warranties until such claims for which Losses are otherwise recoverable are in excess of $100,000, after which the Purchaser Indemnified Parties will be entitled to make any such claim against Litho for amounts in excess of such threshold; provided that the limitations set forth in this sentence do not apply to Losses incurred by reason of a breach of a representation or warranty contained in Sections 3.1, 3.2, 3.9, 3.13, and
3.18. No claim for indemnification may be made by the Purchaser Indemnified Parties pursuant to this Article 7 with respect to any Losses that (i) are covered by title insurance held by the Purchaser, or (ii) are covered by occurrence-based insurance policies of the Company for the pre-Closing period.

(a) The aggregate liability of the Purchaser pursuant to this Article 7 for breaches of representations and warranties will be $2,500,000. No claim for indemnification may be made by the Seller Indemnified Parties pursuant to this
Article 7 for breaches of representations and warranties until such claims for which Losses are otherwise recoverable are in excess of $100,000, after which the Seller Indemnified Parties will be entitled to make any such claim for amounts in excess of such threshold; provided that the limitations set forth in this sentence do not apply to Losses incurred by reason of a breach of a representation or warranty contained in Sections 5.1, 5.2, 5.3 and 5.5.

(b) Determinations of amounts of indemnification payable hereunder shall be made with a view towards making the Indemnified Party whole (i) in the case of the Purchaser, net of any insurance proceeds actually received with respect thereto by the Company as a result of claims made under (A) occurrence-based insurance policies maintained by the Company prior to the Closing or (B) the Title Policy, if any and (ii) net of any cash Tax benefit actually received by the Indemnified Party.

7.6  Survival of Representations and Warranties.    The representations and
warranties of the parties contained herein will survive until the second anniversary of the Closing (the "Expiration Date"), and no party may seek indemnification under this Article 7 with respect to a breach of a representation or warranty after the Expiration Date; provided, however, that
(i) the representations and warranties contained in Sections 3.13 and 3.24 will survive until 90 days after the applicable statute of limitations (including any and all valid extensions thereof); (ii) the representations in Sections 3.1, 3.2, 3.9, 3.18, 4.1, 4.2, 4.3, 5.1, 5.2, 5.3 and 5.5 will survive the Closing indefinitely; and (iii) a party may seek indemnification with respect to a breach of such representation or warranty any time prior to the expiration of such statute of limitations.

(a) Notwithstanding anything to the contrary contained herein, all representations and warranties made by the Sellers, the Purchaser and the Company in this Agreement or in any schedule or other document delivered pursuant hereto, and the liability with respect thereto, will not terminate with respect to any claim, whether or not fixed as to liability or liquidated as to amount, with respect to which such party has been given written notice stating the nature of the claim prior to the date on which such representation or warranty expires.

(b) Notwithstanding anything to the contrary in this Agreement, but subject to the provisions of Section 6.13, no investigation by a party will affect the representations, warranties, covenants and agreements of the other parties under this Agreement or in any certificate, schedule, list, exhibit, agreement, document or other writing delivered pursuant hereto or in connection with the transactions contemplated hereby furnished or to be furnished to the other parties.

7.7 Limitation of Other Indemnification Rights. Notwithstanding anything to the contrary in the Articles of Organization, Operating Agreement, agreements (including without limitation the Employment Agreements) or other instruments of the Company, the Sellers will have no right to indemnification or other recovery thereunder or otherwise (whether as an officer, director, manager or in any other capacity) from the Company with respect to any matter to the extent that the Sellers are liable, or would be liable but for the limitations on indemnification contained herein, to any of the Purchaser Indemnified Parties for indemnification under this Article 7 with respect to such matter.

7.8 Setoff Against Note. Notwithstanding anything to the contrary in this Agreement, until such time as the Note is paid in full, in accordance with its terms, any indemnification obligation of Litho set forth in this Article 7 will be satisfied by setoff against obligations of the Purchaser under the Note, subject to the Litho's right to satisfy such indemnification obligation in cash within 30 days of such obligation arising.


ARTICLE 8.  CONDITIONS TO CLOSING.

8.1 Conditions to Each Party's Obligations. The respective obligations of each party under this Agreement are subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

(a) No laws will have been adopted or promulgated and no temporary restraining order, preliminary or permanent injunction or other Order issued by a court or other governmental entity of competent jurisdiction will be in effect having the effect of making the transactions contemplated hereby illegal or otherwise prohibiting the consummation of the transactions contemplated hereby.

(b) Any waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act will have expired or been terminated.

(c) All consents, orders or approvals of, declarations or filings with, and expirations of waiting periods imposed by, any Governmental Authority that are legally required for the consummation of the transactions contemplated hereby, if any, will have been obtained and in effect.

(d) The Purchaser will have exercised its renewal options in (i) the Lease and (ii) the lease agreement dated as of January 31, 1997 between the Company, as tenant, and Defino and Vitallo Enterprises, as landlord, on December 31, 2001; it being understood that Purchaser's decision will be in its sole discretion and Purchaser will not have any liability under this Agreement or otherwise as a result of the Purchaser's decision not to exercise either or both of such renewal options.

8.2 Conditions to Obligations of the Purchaser. The obligations of the Purchaser under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

(a) The representations and warranties made by the Sellers and the Company in this Agreement will be true and correct in all material respects as of the Closing Date with the same effect as if such representations and warranties had been made at and as of the Closing Date. The Sellers and the Company will have performed all obligations required to be performed by them under this Agreement at or prior to the Closing Date. The Purchaser will have received a certificate signed by each of the Sellers to the effect of this Article 8.2(a), with respect to the particular representations, warranties and obligations required to be performed by such Seller.

(b) The Purchaser will have obtained Financing from such sources, in such amounts and on such terms and conditions as the Purchaser may, in its sole discretion, deem satisfactory.

(c) There will have been no developments or effects that have had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) Except as set forth on Schedule 3.21(b), all outstanding indebtedness for borrowed money of the Company will have been repaid or satisfied in full, including without limitation the Venetian Notes and the Venetian Additional Notes and any Liens on the assets of the Company incurred thereunder will have been released, on terms satisfactory to the Purchaser and the Purchaser will have received evidence thereof satisfactory to the Purchaser and its counsel.

(e) All waivers, licenses, agreements, permits, consents, approvals or authorizations of third parties or any modifications or amendments to existing agreements with third parties required to be obtained by the Company and the Sellers will have been obtained and will be in full force and effect and without conditions or limitations which unreasonably restrict the ability of the parties hereto to carry out the transactions contemplated hereby and the Purchaser will have been furnished with appropriate evidence, reasonably satisfactory to it and its counsel, of the granting of same.

(f) Frank Defino, Sr. will have entered into the Subscription Agreement and the transactions contemplated thereby will have been consummated.

(g) The Purchaser will have obtained the Title Policy based on the Title Commitments containing such endorsements as the Purchaser reasonably requests, free and clear of all Title Defects that have been objected to by the Purchaser pursuant to Section 6.12(a) above (unless consented to by the Purchaser).

(h) Frank Defino, Sr. will have repaid to the Company any outstanding principal and interest under the Revolving Credit Note dated January 31, 1997.

(i) The Landlord and the Company will have entered into the Real Estate Transfer Agreement and the transactions contemplated thereby will have been consummated.

(j)  The Landlord and the Company will have entered into the Lease.

8.3 Conditions to Obligations of the Sellers. The obligations of the Sellers under this Agreement are subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

(a) The representations and warranties made by the Purchaser in this Agreement will be true and correct in all material respects as of the Closing Date with the same effect as if such representations and warranties had been made at and as of the Closing Date. The Purchaser will have performed the obligations required to be performed by it under this Agreement at or prior to the Closing Date. The Sellers will have received a certificate signed by an authorized officer of the Purchaser to the effect of this Article 8.3(a).

8.4 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a)  by mutual written consent of the Sellers and the Purchaser;
(b) by either the Purchaser or the Sellers if the Closing has not occurred on or before January 31, 2000; provided, however, that the right to terminate this Agreement pursuant to this Section 8.4(b) will not be available to any party whose breach of a covenant, representation or warranty has resulted in the failure of the Closing to occur on or before such date;

(c) by the Purchaser, if there has been a violation or breach by the Sellers of any covenant, agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition contained in
Article 8 hereof incapable of fulfillment and such violation or breach has not been waived by the Purchaser;

(d) by the Sellers, if there has been a violation or breach by the Purchaser of any covenant, agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition contained in
Article 8 hereof incapable of fulfillment and such violation or breach has not been waived by the Sellers;

If either the Purchaser or the Sellers terminate this Agreement pursuant to the provisions hereof, such termination will be effected by written notice to the other party specifying the provision hereof pursuant to which the termination is made.

8.5 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.4, this Agreement will become void and there will be no liability or obligation on the part of any party hereto or any of its affiliates, directors, officers or managers, except (a) this Section 8.5 and
Section 9.1 will survive such termination; (b) the Confidentiality Agreement will remain in full force and effect; and (c) no such termination will relieve any party hereto of any liability for the intentional breach of any covenant or agreement hereunder by such party.

ARTICLE 9.  COSTS; POST-CLOSING COVENANTS.

9.1  Transactional Costs.    Except as set forth in Sections 1.3(c), 9.1(b)
and 9.1(c), the Purchaser will be responsible for all of its legal, accounting, advisory and other fees and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby (the "Purchaser Transactional Costs") and the Sellers will be responsible for all legal, accounting, environmental advisory and other fees and expenses incurred by the Company or the Sellers in connection with this Agreement and the consummation of the transactions contemplated hereby (the "Seller Transactional Costs").

(a) If the Closing has not occurred on or before January 31, 2001 as a result of the termination of this Agreement by the Purchaser pursuant to Section 8.4(c) hereof, the Company will reimburse the Purchaser for the Purchaser Transactional Costs, up to a maximum of $250,000.

(b) If the Closing has not occurred on or before January 31, 2001 as a result of the termination of this Agreement by the Sellers pursuant to Section 8.4(d) hereof, the Purchaser will reimburse the Sellers for the Seller Transactional Costs, up to a maximum of $250,000.


ARTICLE 10.  MISCELLANEOUS PROVISIONS.

10.1  Successors and Assigns.    This Agreement and all provisions hereof will
be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any right, interest, or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party. Notwithstanding the foregoing, the Purchaser may assign its rights to an affiliate of the Purchaser but no such assignment will relieve the Purchaser of its obligations hereunder or under the Note. Notwithstanding the foregoing, Litho may assign the Note to Frank Defino, Sr. and/or the heirs or successors in interest to Frank Defino, Sr. No party hereto or successor or assignee has the ability to subrogate any other person to any right or obligation under this Agreement.

(a) Notwithstanding anything to the contrary set forth herein, the Purchaser may assign its rights under Article 7 of this Agreement in connection with the sale of the outstanding capital stock of the Company, the sale of all or substantially all of the assets of the Company or the sale of any principal facility of the Company.

(b) Notwithstanding anything to the contrary set forth herein, the Purchaser and the Company may assign and transfer to any entity providing financing for the transactions contemplated by this Agreement (or any refinancing of such financing) as security for such financing all of the interest, rights and remedies of the Purchaser with respect to this Agreement. The Sellers hereby expressly consent to such assignment. Any such assignment will be made for collateral security purposes only and will not release or discharge the Purchaser from any obligations it may have pursuant to this Agreement. Notwithstanding anything to the contrary set forth herein, the Purchaser and the Company may (i) authorize and empower such financing sources to assert, either directly or on behalf of the Purchaser, any claims the Purchaser may have against the Sellers under this Agreement and (ii) make, constitute and appoint one agent bank in respect of such financing (and all officers, employees and agents designated by such agent) as the true and lawful attorney and agent-in-fact of the Purchaser for the purpose of enabling the financing sources to assert and collect any such claims. Except as otherwise provided herein, the remedies provided herein will be cumulative and will not preclude the assertion by any of the parties hereto of any rights or the seeking of any other remedies against the other parties hereto.

10.2 Notices. All notices, requests, consents, instructions and other communications required or permitted to be given hereunder must be in writing and hand delivered, sent by nationally-recognized, next-day delivery service or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed as set forth below or by facsimile transmission; receipt will be deemed to occur on the date of actual receipt if delivered personally or by next-day delivery service, registered or certified mail and 24 hours from the time of transmission if sent by facsimile.

(a)  if to the Purchaser, to:

priNexus, Inc.
6625 The Corners Parkway
Suite 200
Norcross, GA 30092
Attention: William C. Korner
Fax:  (770) 449-5806
with a copy to:

Harvest Partners, Inc.
280 Park Avenue
New York, New York 10017
Attention:  Thomas W. Arenz, General Partner

and a copy to:

Skadden, Arps, Slate, Meagher & Flom, LLP
4 Times Square
New York, NY 10036
Attention: Mark C. Smith, Esq.
Fax:  212-735-2000

(b)  if to Litho or the Company, to:

Tukaiz Communications, L.L.C.
2917 Latoria Lane
Franklin Park, Illinois 60131
Attention:  Frank Defino, Sr.
Fax: (847) 455-0507

with a copy to:

Seyfarth Shaw
55 East Monroe Street
Chicago, IL  60603-5803
Attention:  Edward J. Karlin
Fax: (312) 269-8869

and a copy to:

930 York Road
Suite 102
Hinsdale, IL  60521
Attention:  William Diamant

If to Matt-One, to:

Matthews International Corporation
Two Northshore Center
Pittsburgh, PA  15212
Attention:  President
with a copy to:

Reed Smith LLP
435 Sixth Avenue
Pittsburgh, PA 15219
Attention:  Pasquale D. Gentile, Jr.

or such other address or persons as the parties may from time to time designate in writing in the manner provided in this Section.

10.3 Entire Agreement. This Agreement, together with the Schedules and Exhibits hereto and the Confidentiality Agreement, represents the entire agreement and understanding of the parties hereto with respect to the subject matter contemplated herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of either party in respect of said subject matter.

10.4 Amendments and Waivers. This Agreement may be amended, superseded, cancelled, renewed or extended only by a written instrument signed by all of the parties hereto. This terms of this Agreement may be waived only by a written instrument signed by the party waiving compliance or his or her representative. The waiver of any party hereto of any right hereunder or of any failure to perform or breach by any other party hereto will not be deemed a waiver of any other right hereunder or of any other failure or breach by any other party hereto, whether of the same or a similar nature or otherwise. No such written waiver will be deemed a continuing waiver unless specifically stated therein, and each such waiver will operate only as to the specific term or condition waived and will not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

10.5 Governing Law. This Agreement will be governed by and in accordance with the laws of the State of New York without regard to conflict of law rules thereof.

10.6 Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity hereof, will be finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, as modified herein (the "Rules"). The place of arbitration will be New York, New York. There will be three arbitrators. If there are two parties to the arbitration, the claimant and the respondent will each appoint one arbitrator within 15 days of the receipt by the respondent of the demand for arbitration. If there are more than two parties, then within 15 days of the receipt by the respondent(s) of the demand for arbitration, all claimants will agree upon and appoint one arbitrator and all respondents will agree on and appoint one arbitrator. The two arbitrators so appointed will select the chair of the arbitral tribunal within 15 days of the appointment of the second arbitrator. If any arbitrator is not appointed within the time limits provided herein, such arbitrator will be appointed by the American Arbitration Association (the "AAA") in accordance with the Rules. Any arbitrator appointed by the AAA will be a retired judge or a practicing attorney with no less than fifteen years of experience, and an experienced arbitrator. Any arbitration proceedings, decision or award rendered hereunder and the validity, effect and interpretation of this arbitration agreement will be governed by the Federal Arbitration Act, 9 U.S.C. 1 et seq. Any award rendered hereunder will be final and binding on the parties and judgment upon such award may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, by agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order or remedy in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies in aid of arbitration as may be available under the jurisdiction of a court of competent jurisdiction, the arbitral tribunal will have full authority to grant provisional remedies and any remedy contemplated by this agreement including specific performance and any other type of permanent injunctive relief, and to award damages for the failure of any party to respect the arbitral tribunal's orders to that effect.

10.7  Consent to Jurisdiction.  Except as otherwise contemplated by Section
10.6 above and subject in all respects thereto, the parties hereto agree that any proceeding arising out of or relating to this Agreement or the breach or threatened breach of this Agreement must be commenced and prosecuted in a court in the State of New York. Each of parties hereto hereby irrevocably and unconditionally consents and submits to the exclusive personal jurisdiction of any court in the State of New York in respect of any such proceeding. Each of the parties hereto consents to service of process upon it with respect to any such proceeding by registered mail, return receipt requested, and by any other means permitted by applicable laws and rules. Each of the parties hereto waives any objection that it may now or hereafter have to the laying of venue of any such proceeding in any court in the State of New York and any claim that it may now or hereafter have that any such proceeding in any court in the State of New York has been brought in an inconvenient forum.

10.8 Waiver of Jury Trial. Subject in all respects to Section 10.6 above, each party acknowledges and agrees that any controversy that may arise under this agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver and (iii) each such party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications set forth herein.

10.9 Headings. The Article and Section headings contained in this Agreement are solely for convenience of reference and do not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

10.10 Enforceability. If any of the provisions of this Agreement contravene or are invalid under the laws of any state or other jurisdiction where it is applicable but for such contravention or invalidity, such contravention or invalidity will not invalidate all of the provisions of this Agreement, but rather the Agreement will be reformed and construed, insofar as the laws of that state or jurisdiction are concerned, as not containing the provision or provisions, but only to the extent that they are contravening or are invalid under the laws of that state or jurisdiction, and the rights and obligations created hereby will be reformed and construed and enforced accordingly. In particular, if any of the covenants or agreements set forth in Section 6.16, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, or otherwise, the parties hereby expressly agree that the court or arbitral body making such determination will have the power to reduce the duration and/or the areas of such provision or otherwise limit any such provision, and, in its reduced form, such provision will then be enforceable.

10.11 Terms. All references herein to Articles, Sections, Schedules and Exhibits will be deemed references to such parts of this Agreement, unless the context otherwise requires. All references to singular or plural include the other as the context may require.

10.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

10.13 Schedules and Exhibits. The Schedules and Exhibits attached hereto are a part of this Agreement as if fully set forth herein.

10.14 No Third Party Beneficiaries. Except as expressly contemplated in this Agreement, this Agreement will be binding upon and inure solely to the benefit of each party hereto and nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

10.15 Publicity. No party will issue or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties, except where such release or announcement is required by applicable law and provided that the other parties are notified in writing as to the content of such release or announcement prior to the publication thereof and are given a reasonable opportunity to comment thereon.

10.16  Guaranty.   Frank Defino, Sr. hereby unconditionally and irrevocably
guarantees to the Purchaser the full and timely payment, performance and observance of all of the terms, covenants and conditions, whether monetary or non-monetary, to be paid, performed and observed by Litho under each and every provision of this Agreement (collectively, the "Litho Obligations"). This Guaranty is an absolute, present, continuing, unlimited and unconditional guaranty and undertaking of payment, performance and observance of all the Litho Obligations, and, without limitation, is in no way conditioned or contingent upon any effort or attempt by the Purchaser first to seek performance or payment from Litho.

(a) Matthews hereby unconditionally and irrevocably guarantees to the Purchaser the full and timely payment, performance and observance of all the terms, covenants and conditions, whether monetary or non-monetary, to be paid, performed and observed by Matt-One under each and every provision of this Agreement (collectively, the "Matt-One Obligations"). This Guaranty is an absolute, unlimited and unconditional guaranty and undertaking of payment, performance and observance of all of the Matt-One Obligations, and, without limitation, is in no way conditioned or contingent upon any effort or attempt by the Purchaser first to seek performance or payment from Matt-One.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first above written.

PRINEXUS, INC.

By:
Name:
Title:


MATT-ONE HOLDING CORPORATION

By:
Name:
Title:


TUKAIZ LITHO, INC.

By:
Name: Frank Defino, Sr.
Title:


TUKAIZ COMMUNICATIONS, L.L.C.

By:
Name:
Title:

Agreed and Acknowledged:


----------------------------------------
FRANK DEFINO, SR.

MATTHEWS INTERNATIONAL CORPORATION

By:
Name:
Title: